EXHIBIT 10.1

Restricted Stock Award - Fiscal Year Ending January 2, 2021

I am pleased to inform you that SpartanNash Company, a Michigan corporation, (“SpartanNash” or the “Company”) has granted to you the number of restricted shares of SpartanNash Common Stock described above under the Company’s Stock Incentive Plan of 2015 (the “Plan”). By accepting this grant, you agree that the restricted stock is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

1.       Restricted Stock Grant. SpartanNash grants to you shares of the Company’s Common Stock, no par value, all of which are subject to restrictions imposed under this letter and the Plan (the “Restricted Stock”). This grant of Restricted Stock shall not confer any right to you to be granted Restricted Stock or other awards in the future under the Plan.

2.         Restrictions.   The Restricted Stock is subject to the following transfer and forfeiture conditions (“Restrictions”), which will lapse, if at all, as described in the “Lapse of Restrictions” section below.   The period during which Restricted Stock is subject to the Restrictions imposed by the Plan and under this letter is referred to in this letter as the “Restricted Period.”

(a)       Until the Restrictions lapse as set forth in paragraphs (a), (b), (c) or (d) under Lapse of Restrictions below, the Restricted Stock generally is not transferable by you except by will or according to the laws of descent and distribution. All rights with respect to the Restricted Stock are exercisable during your lifetime only by you, your guardian, or your legal representative.

(b)       Any shares of Restricted Stock for which the Restrictions have not lapsed will automatically be forfeited without consideration upon the termination of your service as a director of SpartanNash for any reason, except as otherwise provided in this letter.

(c)       If you enter into Competition (as defined in the Plan) with SpartanNash, all shares of Restricted Stock still subject to Restrictions will automatically be forfeited without consideration. The Committee (as defined in the Plan) or officers designated by the Committee have absolute discretion to determine whether you have entered into Competition with SpartanNash.

3.Lapse of Restrictions.

(a)       Except as otherwise provided in this letter, and so long as you continue as a director of SpartanNash, the Restrictions imposed on the Restricted Stock shall lapse on March 1,

2021.

(b)       Notwithstanding anything to the contrary in this letter, upon termination of your service as a director of SpartanNash due to your death or disability, the Restrictions applicable to any shares of Restricted Stock will lapse automatically and the Restricted Stock will vest and no longer be subject to forfeiture. For purposes of this letter you would be deemed to be “disabled” if, by reason of accident, physical illness or mental illness, you are unable to fulfill your normal responsibilities as a director of SpartanNash for a continuous period of 180 days.

(c)     Notwithstanding anything to the contrary in this letter, the Restrictions imposed on the Restricted Stock will lapse, and the Restricted Stock will vest and no longer be subject to forfeiture, if during the Restricted Period, you have been a director for at least ten years, and you no longer continue as a director with SpartanNash for any reason except removal for Cause.

(d)       Notwithstanding anything to the contrary in this letter or the Plan, if you cease to be a director of SpartanNash for any reason other than removal for Cause following a Change in Control (as defined in the Plan), then the Restrictions imposed on the Restricted Stock will lapse, and the Restricted Stock will vest and no longer be subject to forfeiture in accordance with the terms of the Plan.

4.       Shareholder Rights. During the Restricted Period, you shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by you as if you held unrestricted Common Stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this letter or the Plan. Any non-cash dividends or distributions paid with respect to unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock granted to you under this letter agreement. After the Restrictions applicable to the Restricted Stock lapse, you shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

5.         Uncertificated Shares. Your shares of Restricted Stock are being issued without a paper certificate. The Restricted Stock will be registered in your name in SpartanNash’s books and records and reflected on the account statements issued to you by Morgan Stanley (or other financial intermediary). The Company is formed under the laws of the State of Michigan. The Company will furnish to you upon request and without charge a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued, the designation, relative rights, preferences, and limitations of each series so far as the same have been prescribed, and the authority of the SpartanNash’s Board of Directors to designate and prescribe the relative rights, preferences, and limitations of other series. If you have any questions, please contact the Company’s Director of Benefits.

6.         Certifications. You represent and warrant that you are acquiring the Restricted Stock for your own account and investment and without any intent to resell or distribute the Restricted Stock. You shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

7.         Withholding.   Because you are a non-employee director, SpartanNash will not make any provision for the withholding of federal, state, or local taxes in connection with the grant or vesting of the Restricted Stock. SpartanNash will provide you with a completed IRS Form 1099 reporting non-employee compensation and certain other payments made to you by SpartanNash for your service as a director, including payments in connection with the Restricted Stock. You are responsible for your tax obligations in connection with the grant and vesting of the Restricted Stock, and SpartanNash recommends that you consult with your tax advisor.

8.         Binding Effect; Amendment. This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and SpartanNash.

9.         Prohibition on Hedging or Pledging. This award is subject to the Company’s policy prohibiting pledging of the Company’s stock and transactions that are designed to hedge or offset declines in the market value of the Company’s stock.

10.Miscellaneous.

(a)     This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

(b)       The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

(c)       You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, Nasdaq Marketplace Rules, and to such approvals by any governmental agencies, The Nasdaq Stock Market or any other national securities exchanges as may be required.

(d)To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

/S/ Dennis Eidson

Dennis Eidson

Interim President & Chief Executive Officer

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